SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                                               Commission File Number: 001-13789

                         SHOREWOOD PACKAGING CORPORATION
             (Exact name of registrant as specified in its charter)

                                277 Park Avenue
                            New York, New York 10172
                                 (212) 371-1500
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 Par Value
                                       and
                         Preferred Stock Purchase Rights
            (Title of each class of securities covered by this Form)

                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   |X|             Rule 12h-3(b)(1)(i)     |X|
            Rule 12g-4(a)(1)(ii)  |_|             Rule 12h-3(b)(1)(ii)    |_|
            Rule 12g-4(a)(2)(i)   |_|             Rule 12h-3(b)(2)(i)     |_|
            Rule 12g-4(a)(2)(ii)  |_|             Rule 12h-3(b)(2)(ii)    |_|
                                                  Rule 15d-6              |_|

      Approximate number of holders of record as of the certification or notice date: one (1)

      Pursuant to the requirements of the Securities Exchange Act of 1934 Shorewood Packaging Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: April 3, 2000                 By: /s/ Andrew N. Shore
                                       Name: Andrew N. Shore
                                       Title: Vice President and Secretary

SEC 2069 (3-99)